UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 14, 2011
IRIS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11181	94-2579751

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9158 Eton Avenue Chatsworth, CA	91311

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (818) 709-1244
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 14, 2011, IRIS International, Inc. (“IRIS” or the “Company”) entered into an employment agreement with Richard A. O’Leary, Ed.D., age 57, pursuant to which Dr. O’Leary will serve as our Corporate Vice President, Human Resources and Administration.
Our employment agreement with Dr. O’Leary provides that he will receive an annual base salary of $235,000, subject to upward adjustment. On February 14, 2011, Dr. O’Leary received a 7 year stock option to purchase 22,500 shares of our common stock with an exercise price of $10.32 per share, which option will vest over a four year period, 25% on the first anniversary of his start date and the remainder ratably on a quarterly basis thereafter. Additionally, Dr. O’Leary received a restricted stock unit to purchase 9,000 shares of our common stock, which will vest over a four year period, 25% on a date which is 13 months following his start date, and the remainder on a quarterly basis thereafter. Dr. O’Leary will be eligible to earn a cash bonus and will be eligible to receive stock-based compensation. Such awards will be contingent upon the Company achieving certain financial goals and Dr. O’Leary satisfying certain individual objectives to be established by the Chief Executive Officer and/or Compensation Committee of the Board of Directors, in a manner commensurate with other senior executive officers. Dr. O’Leary will be entitled to receive all benefits generally available to our senior executives. In addition, the Company will pay or reimburse Dr. O’Leary for certain relocation expenses.
If Dr. O’Leary’s employment is terminated by the Company without cause or by him for good reason, he is entitled to receive a severance payment equal to 12 months of his base salary at the termination date. If his employment is terminated by the Company without cause or by the executive for good reason at any time within 3 months prior to and 18 months following a change of control, the severance benefits will instead consist of (i) an amount equal to 1.5 times the sum of his then current annual base salary and his average bonus over the prior two fiscal year period, (ii) continuation of health and welfare benefits for a period of 18 months following termination of employment, and (iii) acceleration of 100% of all unvested stock options, restricted stock, restricted stock units and all other equity compensation awards.
For purposes of determining if and when severance payments are payable, the employment agreement provides that a “change in control” will mean (i) the dissolution or liquidation of the Company, (ii) approval by the stockholders of the Company of any sale, lease, exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Company, (iii) approval by the stockholders of the Company of any merger or consolidation of the Company in which the holders of voting stock of the Company immediately before the merger or consolidation will not own thirty five percent (35%) or more of the voting stock of the continuing or surviving corporation immediately after such merger or consolidation; or (iv) a change of fifty percent (50%) (rounded to the next whole person) in the membership of the Company’s Board of Directors within a twelve (12)-month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of a majority of the directors then still in office who were in office at the beginning of the twelve (12)-month period.
Prior to joining IRIS, Dr. O’Leary was employed as the Global Director, Human Resources, International Regions and prior to that as the Director of Human Resources for Strategic Growth, Research, Development and Engineering, positions he held for Corning Incorporated form April 2, 2001 to December 31, 2010. Prior to that, Dr. O’Leary was the Vice President of Human Resources for Cytometrics, a diagnostics technology firm in Philadelphia. He has also held director-level roles with Public Service Electric and Gas, Owens Corning and Blue Cross of Michigan. Dr. O’Leary is nationally recognized for his expertise in organizational development, innovation and Human Resource Practices. Dr. O’Leary is a Lieutenant Colonel in the Air National Guard with 24 years of experience, and served on the boards of the Best Practice Institute and The Conference Board’s Executive Council for Talent and Organizational Development. Dr. O’Leary holds a Bachelor’s Degree in Sociology and a Master’s Degree in Counseling from the University of Delaware and a Doctorate in Counseling Psychology from Western Michigan University. Dr. O’Leary is an accomplished speaker having presented at numerous conferences worldwide on business transformation, innovation, inclusion and best practices in human resources.

There are no understandings or arrangements between Dr. O’Leary and any other person pursuant to which Dr. O’Leary was selected as an executive officer of IRIS. Dr. O’Leary does not have any family relationship with any director, executive officer or person nominated or chosen by our Board of Directors to become an executive officer.
A copy of the Dr. O’Leary’s employment agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by this reference. A press release announcing Dr. O’Leary’s appointment was issued by us on February 15, 2011, a copy of which is attached hereto as Exhibit 99.1.
Item 9.01 — Financial Statements and Exhibits
(d) Exhibits.
The following exhibits are filed herewith:

Exhibit
Number	Description

10.1 †	Key Employee Agreement for Richard A. O’Leary dated February 14, 2011 between IRIS International, Inc. and Richard A. O’Leary.

99.1	Press Release dated February 15, 2011, published by IRIS International, Inc. announcing the appointment of Richard A. O’Leary.

†	A management contract or compensatory plan or arrangement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIS INTERNATIONAL, INC.
Date: February 15, 2011	By:	/s/ César M. García
César M. García
Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1 †	Key Employee Agreement for Richard A. O’Leary dated February 14, 2011 between IRIS International, Inc. and Richard A. O’Leary.

99.1	Press Release dated February 15, 2011, published by IRIS International, Inc. announcing the appointment of Richard A. O’Leary.

†	A management contract or compensatory plan or arrangement.

5